As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2361282
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of Principal Executive Offices)	(Zip Code)

McDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

(FORMERLY KNOWN AS THE McDONALD’S CORPORATION PROFIT SHARING PROGRAM)

(Full Title of the Plan)

Gloria Santona

Corporate Executive Vice President, General

Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name and Address of Agent For Service)

Copies to:

Alan L. Dye

Joseph E. Gilligan

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share, and participants’ interests in the McDonald’s Corporation Profit Sharing and Savings Plan	23,200,000 shares and an indeterminate amount of participants’ interests in the plan (2)	$43.195	(3)	$1,002,124,000	$107,228
Total				$1,002,124,000	$107,228

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares as may be issued in connection with share splits, share dividends or similar transactions.
(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of participants’ interests in the plan. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the participants’ interests in the plan.
(3)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on December 12, 2006.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

McDonald’s Corporation (“McDonald’s” or the “Company”) hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(c) The Company’s Current Reports on Form 8-K filed on January 24, 2006, February 9, 2006, March 9, 2006, March 28, 2006, April 21, 2006, April 27, 2006, May 10, 2006, May 31, 2006, June 8, 2006, July 25, 2006, August 8, 2006, August 24, 2006, September 1, 2006, September 8, 2006, September 13, 2006, October 3, 2006, October 4, 2006, October 5, 2006, October 6, 2006, October 12, 2006, October 19, 2006, November 14, 2006 and December 12, 2006 and the matter disclosed under Item 5.03 of our Current Report on Form 8-K filed on January 30, 2006;

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated December 23, 1988, as amended in the Company’s Current Reports on Form 8-K dated May 25, 1989 and July 25, 1990; and

(e) The McDonald’s Corporation Profit Sharing and Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2005.

In addition, all documents and reports subsequently filed by the Company and the McDonald’s Corporation Profit Sharing and Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable (our Common Stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “GCL”) provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

Article V of the Company’s By-Laws provides that the Company shall indemnify and hold harmless each director and officer to the fullest extent permitted under the GCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses, as well as liabilities and losses incurred by directors and officers. The Company’s Board of Directors has the authority, by resolution, to provide for other indemnification of directors and officers, as it deems appropriate.

The By-Laws further provide that the Company may maintain insurance at its expense to protect any director or officer against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such director or officer against such expenses, liabilities or losses under the GCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Letter from Internal Revenue Service regarding qualification of the McDonald’s Corporation Profit Sharing and Savings Plan under Section 401 of Internal Revenue Code, incorporated herein by reference from Exhibit 5.2 of Registration Statement on Form S-8 (Reg. No. 333-121092), filed December 9, 2004.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereof).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 15th day of December 2006.

McDONALD’S CORPORATION

By:	/s/ Matthew H. Paull
Matthew H. Paull
Corporate Senior Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Floersch and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 15th day of December 2006.

Signature	Title
/s/ Hall Adams, Jr. Hall Adams, Jr.	Director

/s/ Edward A. Brennan Edward A. Brennan	Director

/s/ Robert A. Eckert Robert A. Eckert	Director

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Director

/s/ Jeanne P. Jackson Jeanne P. Jackson	Director

/s/ Richard H. Lenny Richard H. Lenny	Director

/s/ Walter E. Massey Walter E. Massey	Director

/s/ Andrew J. McKenna Andrew J. McKenna	Chairman of the Board and Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Matthew H. Paull Matthew H. Paull	Corporate Senior Executive Vice President and Chief Financial Officer

/s/ Sheila A. Penrose Sheila A. Penrose	Director

/s/ David M. Pojman David M. Pojman	Corporate Senior Vice President — Controller

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director

/s/ James A. Skinner James A. Skinner	Vice Chairman, Chief Executive Officer and Director

/s/ Roger W. Stone Roger W. Stone	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the McDonald’s Corporation Profit Sharing and Savings Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 15th day of December 2006.

MCDONALD’S CORPORATION PROFIT SHARING AND SAVINGS PLAN

By:	ADMINISTRATIVE COMMITTEE

By:	/s/ Michael D. Richard
Michael D. Richard
Chairman of the Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Letter from Internal Revenue Service regarding qualification of the McDonald’s Corporation Profit Sharing and Savings Plan under Section 401 of Internal Revenue Code, incorporated herein by reference from Exhibit 5.2 of Registration Statement on Form S-8 (Reg. No. 333-121092), filed December 9, 2004.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereof).